UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 19, 2008

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
incorporation)		No.)

5221 N. O’Connor Blvd., Suite 500
Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On February 19, 2008, Thomas Group, Inc. (the “Company”) entered into a Second Amendment to Amended and Restated Note and Warrant Purchase Agreement (the “2008 Amendment”), by and among the Company, General John T. Chain, Jr., a director and a significant stockholder, and Edward P. Evans, a director and a significant stockholder.  The 2008 Amendment amended certain provisions of the Amended and Restated Note and Warrant Purchase Agreement, dated as of October 17, 2002, as amended April 27, 2007, concerning the rights of General Chain and Mr. Evans to designate nominees to the Company’s Board of Directors.  Pursuant to the 2008 Amendment, until the occurrence of certain events, General Chain’s right to designate three individuals to be considered by the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors as nominees for election to the Board of Directors has been modified so that one of such designated individuals will always be the Company’s Executive Chairman.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2008, James T. Taylor resigned from the Board of Directors of the Company, effective immediately. On February 20, 2008, Mr. Taylor also submitted his resignation as an employee of the Company, to be effective April 18, 2008.  In order to assist with the transition of his duties, Mr. Taylor will remain with the Company through April 18, 2008 and he currently continues to serve as President and Chief Executive Officer of the Company.  Mr. Taylor’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On February 19, 2008, General John T. Chain, Jr. resigned from his position as Chairman of the Board of Directors of the Company.  General Chain remains a member of the Board of Directors.

On February 19, 2008, the Board of Directors of the Company elected Michael E. McGrath as a member of the Board of Directors of the Company and appointed Mr. McGrath to the executive officer position of Executive Chairman.  As part of his duties as Executive Chairman, Mr. McGrath will function as the Chairman of the Board of Directors.  There is no arrangement or understanding between Mr. McGrath and any other person pursuant to which Mr. McGrath was elected as a director or appointed as an officer.  There are no family relationships between any current director or executive officer and Mr. McGrath.  There are no transactions in which Mr. McGrath has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On February 19, 2008, the Company entered into an employment agreement with Michael E. McGrath pursuant to which Mr. McGrath will be employed as the Company’s Executive Chairman.  During the first year of Mr. McGrath’s employment, he has agreed to devote a minimum of 33% of his business time and efforts to the Company and 25% of such time and efforts after the first year.  Pursuant to the employment agreement, Mr. McGrath will receive base compensation of $330,000 for the first year of employment and $250,000 per year thereafter.  Mr. McGrath also will be eligible for incentive compensation of up to $200,000 per year if certain criteria relating to the Company’s achievement of targets established and communicated in advance by the Committee are satisfied.  The Company has also agreed to consider granting equity-based incentive compensation awards for Mr. McGrath in the future.

Mr. McGrath has served as a member of the i2 Technologies, Inc. board of directors since August 2004 and served as its chief executive officer and president from February 2005 —July 2007.  In 1976, Mr. McGrath co-founded Pittiglio Rabin Todd & McGrath (PRTM), a leading management consulting firm to technology-based companies. He spent 28 years leading PRTM, retiring in July 2004.

In addition to the i2 Technologies board of directors, Mr. McGrath currently serves on the board of directors of Entrust, Inc. (ENTU), is chairman of the board of York Hospital, vice-chairman of St. Michaels College, and serves on the boards of directors of Sensable Technologies, Berwick Academy, and Aidmatrix Foundation. Prior to co-founding PRTM, Mr. McGrath worked for PricewaterhouseCoopers (PwC), Texas Instruments and McCormack & Dodge.  Mr. McGrath holds a bachelor’s degree in Computer Science and Management Science from Boston College and a master’s in business administration from Harvard Business School.

Item 8.01  Other Events

On February 25, 2008, Thomas Group, Inc. issued a press release announcing the matters discussed in this Current Report on Form 8-K.  A copy of the press release is furnished herewith and attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Second Amendment to Note and Warrant Purchase Agreement, dated February 19, 2008, by and among Thomas Group, Inc., John T. Chain, Jr. and Edward P. Evans.
10.2	Employment Agreement, dated February 19, 2008, by and between Thomas Group, Inc. and Michael E. McGrath.
99.1	Press Release dated February 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Group, Inc.
(Registrant)

Date:	February 25, 2008	By:	/s/ Michael Barhydt
Michael Barhydt,
Chief Financial Officer